Rule 10f-3 Transaction Form

Acquisition of Securities During Affiliated Underwritings

Participating Funds
U.S. Registered Funds (Name of Fund, Aladdin Ticker):
iShares Core U.S. Aggregate Bond ETF (ISHAGG) iShares Intermediate Credit Bond ETF (ISHICRED) iShares iBoxx $ Investment Grade Corporate Bond ETF
(ISHINTOP)
AZL Enhanced Bond Index Fund (AZ-CORE)
BlackRock Allocation Target Shares: Series S Portfolio
(BATSS)
BlackRock Multi-Asset Income - Investment Grade Portfolio
(BR-INC-IG)
BlackRock Low Duration Bond Portfolio (BR-LO)
Strategic Income Opportunities Fund (BR-SIP)
BlackRock Strategic Global Bond Fund, Inc. (BR-WI)
Consulting Group Capital Markets Funds (CG-CGCM)
GuideStone Funds Low Duration Bond Fund (GUIDE)
Advanced Series Trust - AST BlackRock Low Duration Bond
Portfolio (SMF_PRULO)
UBS PACE Intermediate Fixed Income Investments Portfolio
(UBS-PACE)


The Offering
Key Characteristics (Complete ALL Fields)
Date of
Offering
Commencement:
01-03-2017

Security Type:
BND/CORP


Issuer
Barclays PLC (2023)

Selling
Underwriter
Barclays Capital Inc.

Affiliated
Underwriter(s)
[x] PNC Capital Markets LLC
[ ] Other:

List of
Underwriter(s)
Barclays Capital Inc., BB&T Capital
Markets, a division of BB&T Securities,
LLC, BBVA Securities Inc., BNP Paribas
Securities Corp., BNY Mellon Capital
Markets, LLC, CIBC World Markets Corp.,
Credit Suisse Securities (USA) LLC, Great
Pacific Securities, ING Financial Markets
LLC, Lebenthal & Co, LLC., Mizuho
Securities USA Inc., PNC Capital Markets
LLC, Regions Securities LLC, Scotia
Capital (USA) Inc., Skandinaviska Enskilda
Banken AB (publ), SMBC Nikko Securities
America, Inc., Standard Chartered Bank,
SunTrust Robinson Humphrey, Inc., Telsey
Advisory Group LLC, U.S. Bancorp
Investments, Inc., Wells Fargo Securities,
LLC



Transaction Details
Date of Purchase
01-03-2017


Purchase
Price/Share
(per share / %
of par)
$100

Total
Commission,
Spread or
Profit
0.325%


1.	Aggregate Principal Amount Purchased
(a+b)
$125,000,000

a. US Registered Funds
(Appendix attached with individual
Fund/Client purchase)
$36,498,000

b. Other BlackRock Clients
$88,502,000

2.	Aggregate Principal Amount of
Offering
$1,500,000,000

Fund Ratio
[Divide Sum of #1 by #2]
Must be less than 0.25

0.08333



Legal Requirements
Offering Type (check ONE)
The securities fall into one of the following transaction types (see Definitions):
[x] U.S. Registered Public Offering [Issuer must have 3 years of continuous operations]
[ ] Eligible Rule 144A Offering [Issuer must have 3 years of continuous operations]
[ ] Eligible Municipal Securities
[ ] Eligible Foreign Offering [Issuer must have 3 years of continuous operations]
[ ] Government Securities Offering [Issuer must have 3 years of continuous operations]

Timing and Price (check ONE or BOTH)
[x] The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
[ ] If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)
[x]  YES
[ ]  NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.


No Benefit to Affiliated Underwriter (check ONE)
[x]  YES
[ ]  NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.



Completed by:
Dipankar Banerjee
Date:
01-05-2017

Global Syndicate Team Member




Approved by:
Steven DeLaura
Date:
01-05-2017

Global Syndicate Team
Member